EXHIBIT 5.1

                     [Letterhead of Morrison & Foerster LLP]

                                  June 9, 2004



Delta Financial Corporation
1000 Woodbury Road
Woodbury, New York 11797

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-2 of Delta Financial Corporation, a Delaware corporation (the "Company"), filed on April 27, 2004, together with Amendment No. 1 thereto, which will be filed with the Securities and Exchange Commission (the "Registration Statement") on June 9, 2004, relating to the registration under the Securities Act of 1933, as amended, of up to 5,700,000 shares of the Company's common stock, $.01 par value (the "Stock"), of which (a) up to 3,137,597 shares (the "Primary Shares") are authorized but unissued shares to be offered and sold by the Company, and
(b) up to 2,562,403 shares (the "Secondary Shares") are presently issued and outstanding and will be sold by certain selling stockholders.

         As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Stock.

         We are of the opinion that (i) the Secondary Shares are duly authorized, validly issued, fully paid and non-assessable, and (ii) the Primary Shares, when authorized, issued and sold by the Company in the manner described in the Registration Statement and in accordance with resolutions to be adopted by the Board of Directors of the Company, will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                                     Very truly yours,

                                                     /s/ Morrison & Foerster LLP